Exhibit 10.2

THIRD AMENDMENT TO COLLABORATION AGREEMENT

This Amendment to Collaboration Agreement (this “Amendment”) is entered into as of July 13, 2022 and effective as of the date of the Theravance Closing (as defined below) (such date, the “Third Amendment Effective Date”), by and among (i) Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation (“Innoviva”), (ii) Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”), and (iii) Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC”).  This Amendment amends the Collaboration Agreement by and between Innoviva and GSK, dated as of November 14, 2002, as amended on April 11, 2006 (the “First Amendment”) and March 3, 2014 (the “Second Amendment”) (such agreement, as amended, the “Collaboration Agreement”).  Innoviva, GSK and TRC are referred to in this Amendment individually as a “Party” and collectively as the “Parties”.

WHEREAS, on November 14, 2002, Innoviva and GSK entered into the Collaboration Agreement, which was subsequently amended on April 11, 2006;

WHEREAS, in 2014, Innoviva separated Theravance Biopharma, Inc. (“Theravance Biopharma”) into a separate and independent, publicly traded company from Innoviva (the “Separation”) through a pro rata dividend of Theravance Biopharma ordinary shares to Innoviva stockholders, and in connection with the Separation, Innoviva assigned to TRC (a) that certain Strategic Alliance Agreement, dated as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, October 3, 2011 and March 3, 2014, by and between Innoviva and GSK (as amended, the “Strategic Alliance Agreement”), and (b) certain of its rights and obligations under the Collaboration Agreement;

WHEREAS, in connection with the Separation, (i) Innoviva, Theravance Biopharma and GSK entered into (A) that certain Master Agreement, dated as of March 3, 2014, by and among Innoviva, Theravance Biopharma and GSK (the “Master Agreement”) and (B) the Second Amendment, and (ii) pursuant to that certain Limited Liability Company Agreement of TRC (as amended, the “TRC LLC Agreement”), Theravance Biopharma and Innoviva became holders of all of the equity interests in TRC through which each of Theravance Biopharma and Innoviva indirectly hold an economic interest in certain programs and products under the Collaboration Agreement;

WHEREAS, (i) Theravance Biopharma, together with its affiliates, wishes to transfer all of its equity interests in TRC to Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Purchaser”), pursuant to that certain Equity Purchase and Funding Agreement, dated as of the date hereof (including the schedules and exhibits thereto, the “Theravance EPA”), by and between Theravance Biopharma and the Purchaser, and (ii) Innoviva, together with its affiliates, wishes to transfer all of its equity interests in TRC to the Purchaser pursuant to that certain Equity Purchase Agreement, dated as of the date hereof, by and among Innoviva TRC Holdings LLC, the Purchaser and Innoviva (including the schedules and exhibits thereto, the “Innoviva EPA”); and

WHEREAS, effective upon the closing of the transactions contemplated by the Theravance EPA (the “Theravance Closing”) and irrespective of whether or not the closing of the transactions contemplated by the Innoviva EPA (the “Innoviva Closing”) occurs, the Parties wish to amend the Collaboration Agreement in accordance with the terms herein.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.
Definitions.  Capitalized terms used herein but not defined shall have the meaning given them in the Collaboration Agreement.  In addition, the following definitions shall apply:

a.
“Assigned Collaboration Product” shall have the meaning ascribed to such term in the TRC LLC Agreement attached as Exhibit E to the Theravance EPA.

b.
“Retained Product” shall have the meaning ascribed to such term in the TRC LLC Agreement attached as Exhibit E to the Theravance EPA.

2.
Amendments.  Effective upon the Theravance Closing and irrespective of whether or not the Innoviva Closing occurs, the Parties hereby amend the Collaboration Agreement in accordance with the terms herein.

a.
Definitions.  Article 1 of the Collaboration Agreement shall be amended by the addition of the following definitions:

““Innoviva” means Innoviva, Inc. (f/k/a Theravance, Inc.), a Delaware corporation.”

““TRC” means Theravance Respiratory Company, LLC, a Delaware limited liability company.”

b.
Section 2.2 of the Collaboration Agreement is hereby deleted and replaced with the following:

“2.2 Sublicensing and Subcontracting. GSK may sublicense or subcontract its rights to Develop, Manufacture or Commercialize the Collaboration Products in whole or in part to one or more of its Affiliates and/or to one or more Third Parties without the consent of Innoviva or TRC.  GSK shall secure all appropriate covenants, obligations and rights from any such sublicensee or subcontractor granted by it under this Agreement, including, but not limited to, intellectual property rights and confidentiality obligations in any such agreement or other relationship, to ensure that such sublicensee can comply with all of GSK’s covenants and obligations to Innoviva or TRC under this Agreement. “

c.
Amendment of the Joint Steering Committee; Termination of Joint Project Committee; Marketing Plans.

i.	Section 3.1 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following:

“3.1 Joint Steering Committee.  A Joint Steering Committee (“JSC”) comprising representatives of GSK and Innoviva shall meet once per Calendar Year before the end of February, either in person or by videoconference.  GSK shall not be required to have more than one (1) representative attend each JSC meeting provided that such representative is reasonably knowledgeable and informed regarding the commercialization and intellectual property protection of the Retained Products.  Innoviva may have up to three (3) representatives attend each JSC meeting.  The JSC’s purpose and responsibility will be to review at such meeting the sales performance, and one-year sales forecasts for each Retained Product in each Major Market Country and in all other countries in the world as a group (and the material related assumptions used in developing such forecasts).  Through its representative on the JSC, GSK will also provide an annual update on major developments (if any) in the patent protection for the Retained Products.”

For the avoidance of doubt, there will be no representation of TRC on the JSC and the JSC will not discuss matters pertaining to the Assigned Collaboration Products.  All other references in the Collaboration Agreement to the Joint Steering Committee (other than in Section 1.4.8) shall hereafter be deemed deleted, such that the JSC shall have no rights, powers or obligations (other than those set out in Section 3.1) and GSK alone shall assume all such rights, powers, obligations and roles previously held by the Joint Steering Committee.

ii.
Section 3.2 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”, and all other references in the Collaboration Agreement to the Joint Project Committee shall hereafter be deemed deleted, such that the Joint Project Committee shall have no rights, powers or obligations and GSK alone shall assume all such rights, powers, obligations and roles previously held by the Joint Project Committee.

iii.
Section 5.1 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”, and all other references in the Collaboration Agreement to “Marketing Plan(s)” shall hereafter have no further force or effect and shall be deemed deleted and null and void for all purposes.

iv.	Section 7.1.1 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”

v.
Section 13.1.3 of the Collaboration Agreement shall be amended by the deletion of the following sentence: “GSK shall regularly advise Theravance of the status of all pending applications, including with respect to any hearings or other proceedings before any Governmental Authority, and, at Theravance’s request, shall provide Theravance with copies of documentation relating to such applications, including all correspondence to and from any Governmental Authority.”

d.
Amendments to Royalty Payments and Reports.

i.
The following sentence of Section 6.3.1 of the Collaboration Agreement shall be deleted. “As soon as practical following the end of each Calendar Month, but in no event later than the *redacted* business day of the following month, GSK will provide Theravance with an estimate of Net Sales for such Calendar Month.”

ii.
The payment terms in Section 6.3.3 of the Collaboration Agreement in relation to royalties on Assigned Collaboration Products shall be changed from within *redacted* after the end of each Calendar Quarter to within *redacted* days after the end of each Calendar Quarter.  For the avoidance of doubt, the payment terms with respect to the Retained Products shall remain as set forth in the Collaboration Agreement.

iii.	Section 6.4.2 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following:

“Net Sales Reports.

(a) Within *redacted* days after the end of each Calendar Quarter, GSK shall submit to TRC a written report setting forth Net Sales of Assigned Collaboration Products in the Territory on a Country-by-Country basis during such Calendar Quarter, total royalty payments due TRC, any payments made to any Third Party pursuant to Section 6.4.1(a), and information regarding any prior Calendar Quarter adjustments to the royalty payments due to TRC.

(b) Within *redacted* days after the end of each Calendar Quarter, GSK shall submit to Innoviva a written report setting forth Net Sales of Retained Products in the Territory on a Country-by-Country and Retained Product-by-Retained Product basis during such Calendar Quarter, total royalty payments due to Innoviva, and any payments made to any Third Party pursuant to Section 6.4.1(a) and information regarding any adjustments to the royalty payments due to Innoviva in respect of prior Calendar Quarters (each of the reports in Sections 6.4.2(a) and 6.4.2(b) a “Net Sales Report”).

(c) In addition to the Net Sales Reports, GSK shall provide a sales report to Innoviva within *redacted* Business Days of the end of each Calendar Quarter, which shall contain estimated Net Sales in the Territory of each Retained Product reported in US dollars, on a worldwide (i.e., not Country-by-Country) basis.  This report will also specify the estimated Net Sales in the United States and the estimated aggregated Net Sales in the Territory outside the United States during such Calendar Quarter.”

e.
Coordination of Earnings Releases.  GSK agrees to provide Innoviva a draft of such portion of GSK’s earnings release that relates to the Retained Products at least twenty four (24) hours prior to issuance.  If requested by Innoviva, GSK agrees to have one (1) quarterly phone call in the 24 hour period after providing Innoviva a copy of the relevant portions draft press release to discuss any reasonable questions posed by Innoviva with respect thereto.

f.	Trademark Matters.

i.	Section 2.3.1 of the Collaboration Agreement shall be deleted and replaced by the following:

“2.3.1 Trademarks. The Collaboration Products shall be Commercialized under trademarks (the “Trademarks”) and trade dress selected by GSK. GSK shall have sole control over and exclusively own all Trademarks, and shall be responsible for the procurement, filing and maintenance of trademark registrations for such Trademarks and all costs and expenses related thereto. GSK shall also control and exclusively own all trade dress and copyrights associated with the Collaboration Products. Nothing herein shall create any ownership or decision rights of Innoviva or TRC in and to the Trademarks or the copyrights and trade dress associated with the Collaboration Products.”

ii.
Sections 7.1.2 and 7.2 of the Collaboration Agreement shall no longer apply in respect of Assigned Collaboration Products.  During the period from the Innoviva Closing until the date that is two (2) years thereafter, GSK may sell Assigned Collaboration Products using promotional materials, labelling, package inserts or outserts and packaging bearing Trademarks or trade dress of Innoviva.  TRC shall reimburse GSK for GSK’s reasonable, documented, expenses of designing, having approved and implementing new promotional materials, labelling package inserts or outserts and packaging for Assigned Collaboration Product without Innoviva Trademarks following the Innoviva Closing, including the cost of write-offs up to a maximum of $200,000.

g.	Subsequent Royalty.

i.	Section 14.9 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”

ii.	Section 6 of the Second Amendment to the Collaboration Agreement is hereby deleted in its entirety and replaced with the following “[Reserved.]”

h.	For the avoidance of doubt, Assigned Collaboration Products and Retained Products shall continue to be excluded from the definition of “Competing Product” under the Collaboration Agreement.

i.
For the avoidance of doubt, nothing in this Amendment shall change GSK’s obligations under the Collaboration Agreement to pay Innoviva royalties on Net Sales of Retained Products.  Other than the change in payment terms set out in Section 2 (d) (ii) above, nothing in this Amendment shall change GSK’s obligations under the Collaboration Agreement requiring GSK to pay TRC royalties on Net Sales of Assigned Collaboration Products.

3.
Termination Date.  This Amendment shall automatically terminate and have no further force or effect without any action by any of the Parties if the Theravance EPA shall have been terminated and the Theravance Closing shall not have occurred and on such termination of this Amendment all amendments herein will be deemed null and void and of no force or effect.

4.
Entire Agreement.  This Amendment, together with the Collaboration Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.  References in this Amendment to other agreements or documents shall refer to such agreements or documents as they may be amended.

5.
Alternative Dispute Resolution.  The Parties agree that any legal proceeding to enforce or interpret any provision of this Amendment shall be conducted in accordance with Section 16.16 of the Collaboration Agreement, as amended hereby.

6.
Governing Law.  Except as provided otherwise herein, this Amendment shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

7.
Severability.  In the event of the invalidity of any provisions of this Amendment or if this Amendment contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Amendment.  The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions.  In the event that the terms and conditions of this Amendment are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Amendment in order to resolve any inequities.  Nothing in this Amendment shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

8.
No Other Amendments.  The First Amendment, the Second Amendment and this Amendment shall be deemed to be part of and incorporated into the Collaboration Agreement.  Except as expressly set forth in the First Amendment, the Second Amendment, this Amendment, all of the terms and conditions of the Collaboration Agreement shall remain unchanged, are ratified and confirmed in all respects, and remain in full force and effect.

9.
Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Third Amendment Effective Date by duly their authorized representatives for good and valuable consideration.

INNOVIVA, INC.

By:	/s/ Pavel Raifeld

Name:	Pavel Raifeld

Title:	Chief Executive Officer

GLAXO GROUP LIMITED

By:	/s/ Marcus Dowling

Name:	Marcus Dowling

Title:	Authorized Signatory at Edinburgh Pharmaceutical Industries Limited, Director

THERAVANCE RESPIRATORY COMPANY, LLC

By: Innoviva TRC Holdings, LLC (as Manager)
By: Innoviva, Inc. (as Managing Member)

By:	/s/ Pavel Raifeld

Name:	Pavel Raifeld

Title:	Chief Executive Officer